EXHIBIT 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR ALLIANCES IN MEXICO
www.duanemorris.com

January 12, 2024

Soligenix, Inc.

29 Emmons Drive, Suite B-10

Princeton, New Jersey 08540

Re:    Soligenix, Inc. – Offering of Shares and Warrants

Ladies and Gentlemen:

We have acted as counsel to Soligenix, Inc., a Delaware corporation (the “Company”), in connection with the Company’s proposed issuance and sale of:  (i) shares (the “Offered Shares”) of the Company’s $0.001 per share par value common stock, (“Common Stock”), with a proposed maximum aggregate offering price of $10,000,000; (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”); and (iii) warrants (the “Standard Warrants”) to purchase shares of Common Stock (the “Standard Warrant Shares”) (the Pre-Funded Warrants together with the Standard Warrants, being the “Warrants”, and the Pre-Funded Warrant Shares together with the Standard Warrant Shares being, the “Warrant Shares”). The Offered Shares, the Warrants and the Warrant Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 12, 2024 (the “Registration Statement”). This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Offered Shares, the Warrants and the Warrant Shares.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of rendering such opinions. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, and have assumed, without independent inquiry, the accuracy of those statements and representations.

DUANE MORRIS LLP
5100 TOWN CENTER CIRCLE, SUITE 400 BOCA RATON, FL 33486	PHONE: +1 561 962 2100 FAX: +1 561 962 2101

Soligenix, Inc. January 12, 2024 Page 2

Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Offered Shares, when issued and delivered against payment therefor in accordance with the form of securities purchase agreement most recently filed as an exhibit to the Registration Statement (the “Securities Purchase Agreement”) and in the manner contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.
2.	The Warrants, when issued and delivered against payment therefor in accordance with the terms of the Securities Purchase Agreement and in the manner contemplated by the Prospectus, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
3.	The Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms of the Warrants against payment of the exercise price therefor as provided in the Warrants, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that (i) the Company will comply with all applicable requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”), (ii) upon the issuance of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation, as amended, and by the Company’s Board of Directors (or an authorized committee thereof) in connection with the offering contemplated by the Registration Statement and the Prospectus, and (iii) the resolutions authorizing the Company to issue and deliver the Warrant Shares pursuant to the Warrants by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which such Warrant Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.

The opinions expressed herein are limited to (i) the DGCL and (ii) the laws of the State of New York, each as in effect on the date hereof, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

Soligenix, Inc. January 12, 2024 Page 3

Our opinions expressed herein are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to the firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In rendering this opinion letter and giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ DUANE MORRIS LLP